UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

March 3, 2013

Commission File Number: 0-29923

CUI Global, Inc.

(Name of Small Business Issuer in Its Charter)

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Colorado	84-1463284
(State or jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

20050 SW 112th Avenue, Tualatin, Oregon	97062
(Address of Principal Executive Offices)	(Zip Code)

(503) 612-2300

(Registrant’s telephone number)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.1 4d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2013, we entered into a definitive share purchase agreement to acquire 100% of the equity interest in Orbital Gas Systems Limited, a company organized under the laws of England and Wales (“Orbital”), from Orbital’s sole shareholder, Andrew Marks Clews. The purchase price for the acquisition of Orbital is 17,000,000 British pounds sterling (“£”), subject to purchase price adjustments, 100% of which is payable in cash. To secure indemnification obligations, 5.0% of the purchase price, or £850,000, will be held in escrow to and through December 1, 2013. The purchase price is approximately $25.8 million, based on the Wall Street Journal published exchange rate on New York closing on February 27, 2013 of $1.5159 per British pound sterling.

We intend to finance the consideration paid to the shareholders of Orbital with the net proceeds from a future equity offering. Although we have entered into a share purchase agreement in connection with the acquisition of Orbital, we cannot guarantee when, or whether, the acquisition will be completed. The share purchase agreement contains a number of important conditions that must be satisfied before we can complete the acquisition.

The foregoing summary of the share purchase agreement does not purport to be complete and is qualified in its entirety by reference to the share purchase agreement, which is attached as Exhibit 2.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No. 2.1 Share Purchase Agreement, dated March 3, 2013 (excluding schedules and exhibits, which the Registrant agrees to furnish supplementally to the Securities and Exchange Commission upon request).

Exhibit No. 99.1 Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Signed and submitted this 5th day of March 2013.

CUI Global, Inc.

By:	/s/ William J. Clough
William J. Clough, CEO/President

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